Exhibit 10.1

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TERMINATION AGREEMENT

This Termination Agreement (the “Termination Agreement”) is entered into as of the 2nd day of June, 2015 by and between AstraZeneca AB (publ), a Swedish corporation with corporate identity no. 556011-7482 and a place of business at 431 83 Mölndal, Sweden (“AstraZeneca”) and Ardelyx, Inc., a Delaware corporation having its principal place of business at 34175 Ardenwood Boulevard, Fremont, California, United States of America 94555 (“Ardelyx”). Ardelyx and AstraZeneca are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, AstraZeneca and Ardelyx are parties to that certain License Agreement dated as of October 4, 2012, as amended by Amendment Number One to License Agreement dated as December 23, 2013 (together, the “License Agreement”).

Whereas, under the License Agreement, Ardelyx granted AstraZeneca a worldwide, exclusive license to its proprietary compounds known as NHE3 inhibitors, including its lead compound known as either RDX5791, AZD1722 or tenapanor.

Whereas, AstraZeneca has determined that it no longer desires to continue its activities under the License Agreement, and the Parties wish to set forth the terms and conditions of the termination of the License Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS AND CONSTRUCTION

1.1 Undefined Capitalized Terms. The capitalized terms used, but not defined in this Termination Agreement shall have the meanings assigned in the License Agreement.

1.2 New Definitions. The following terms shall have the following meanings in this Termination Agreement:

“AZ Non-Clinical Work” shall have the meaning assigned in Section 3.2.

“Clinical Trial Material” or “CTM” shall have the meaning assigned in Section 4.1(a).

“CTM Transfer Price” shall have the meaning described in Section 4.1(c).

“Initial Deliverables” shall have the meaning assigned in Section 4.2.

“Licensee” shall mean (i) any Person to which Ardelyx grants a license to Exploit the Licensed Compounds or Licensed Products; provided, that, a Licensee shall not include (a) any Person that is an Affiliate of Ardelyx, (b) any Person that is a Distributor, or (c) any Person that (x) is granted a license to Exploit the Licensed Compounds or Licensed Products solely to enable such Person to provide contract research or development services or contract manufacturing services for Ardelyx or it Affiliates, and (y) does not have the right to

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distribute, market or sell the Licensed Product, and (ii) any Person to which Ardelyx completes a sale of assets that includes all rights to Exploit the Licensed Compounds and Licensed Products.

“MSA” shall have the meaning described in Section 4.1(b).

“Partnering Revenue” shall mean the following forms of consideration received by Ardelyx or any of its Affiliates from a Licensee in respect of Licensed Products:

(a) any upfront or any license maintenance fee attributable to the Licensed Products;

(b) any milestone payments (including development, regulatory and sales-based milestone payments) attributable to the Licensed Products;

(c) amounts paid in the form of a profit share solely to the extent that any such payment represents a sharing of actual profit from sales of a Licensed Product, and not a reimbursement for Ardelyx’s costs and expenses incurred in connection with the Exploitation of the Licensed Product;

(d) payments for the supply of Licensed Products (excluding the portion of such payments that reimburses Ardelyx for its cost of goods for such Licensed Products or any component thereof);

(e) payments for performance of research or development activities associated with Licensed Products (excluding the portion of such payments that reimburses Ardelyx for its actual cost of performing such research or development activities); and

(f) any consideration received by Ardelyx or any of its Affiliates for equity or debt securities issued by Ardelyx or any of its Affiliates to a Licensee (excluding the amount equal to the fair market value of such securities, which shall be determined by the method used to determine the amount paid by such Licensee or if no such method is specified, the average closing price of such securities for the twenty (20) Business Days preceding the date of issuance to such Licensee).

“Royalties” shall have the meaning assigned in Section 3.1(ii).

“Termination Effective Date” shall have the meaning assigned in Section 2.1.

1.3 Construction. Except where the context requires otherwise, whenever used in this Termination Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Termination Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Termination Agreement means including, without limiting the generality of any description preceding such term. The article, section, and subsection headings contained in this Termination Agreement are for the purposes of convenience only and are not intended to define or limit the contents of such articles, sections, and subsections. The wording of this Termination Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

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ARTICLE 2.

GENERAL PROVISIONS REGARDING TERMINATION

2.1 Termination Date. Pursuant to Section 5.2(a)(i) of the License Agreement, AstraZeneca hereby terminates the License Agreement effective as of June 2, 2015 (the “Termination Effective Date”). Ardelyx waives its right to receive thirty (30) days notice of termination, and accepts AstraZeneca’s notice of termination under Section 5.2(a)(i) and agrees that the effective date of termination shall be June 2,2015.

2.2 Consequences of Termination. The Parties agree that the termination is an AZ Triggered Termination, and the Parties further agree that the AZ Triggered Termination is not a termination for material safety concerns. The rights and obligations of the Parties following the termination of the License Agreement shall be governed by the surviving provisions of the License Agreement as set forth in Section 14.7 of the License Agreement and Section 14.3, except to the extent that any provisions of the License Agreement are explicitly modified, clarified or deleted as set forth in this Termination Agreement.

2.3 Sole Program Know-How. The Parties acknowledge that certain formulation work conducted by, or on behalf of AstraZeneca under the License Agreement, the results of which is Sole Program Know-How under the License Agreement, may give rise to a patentable invention. AstraZeneca has elected not pursue its right, under Section 11.4(a) of the License Agreement, to file a Patent covering or claiming such Sole Program Know-How, and has given Ardelyx reasonable notice to that effect as required by Section 11.4(e) of the License Agreement. The rights granted to Ardelyx under Section 11.4(e) of the License Agreement shall survive termination of the License Agreement; provided that the timeframe during which Ardelyx may elect to file the relevant Patent shall be extended until December 31, 2015. During such time, AstraZeneca agrees not to take any actions that would impact upon Ardelyx’s ability to obtain patent protection for any invention arising from the formulation work conducted by AstraZeneca.

ARTICLE 3.

CLARIFICATIONS AND MODIFICATIONS OF SECTION 14.3

3.1 General. Section 14.3 shall continue in full force and effect except for the following clarifications, modifications and deletions:

(i) Section 14.3(a). Section 14.3(a) shall apply, and in addition, the licenses and rights granted to AstraZeneca to the Licensed Technology shall continue to the extent and for so long as is necessary to permit AstraZeneca to satisfy its obligations under this Termination Agreement.

(ii) Section 14.3(c). The royalty consideration for the exclusive worldwide license grant to Ardelyx described in Section 14.3(c)(i), and the non-exclusive worldwide license described in Section 14.3(c)(ii), shall be the payments described in Section 14.3(m) subsections (iii) and (iv) (as amended by Section 3.1(vi) below) (the “Royalties”). At such time as the Royalties have been paid in full, the exclusive license granted in Section 14.3(c)(i) and non-exclusive license granted in Section 14.3(c)(ii) shall be fully paid licenses to Ardelyx. The non-exclusive license set forth in Section 14.3(c)(iii) is not a royalty-bearing license and as such is fully paid as of the Termination Effective Date.

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(iii) Section 14.3(h). In addition to the obligations set forth in Section 14.3(h), within twenty (20) days of the Termination Effective Date, AstraZeneca shall provide Ardelyx with a list of and a copy of each agreement described in subsections (i) through (iii) of Section 14.3(h), in order to enable Ardelyx to determine the agreements, if any, with respect to which it will request assignment under Section 14.3(h). Notwithstanding the above, in lieu of providing a copy of those agreements described in subsections (i) through (iii) of Section 14.3(h) that AstraZeneca determines are not assignable to Ardelyx and may not be disclosed to Ardelyx due to the confidentiality restrictions contained therein, AstraZeneca shall list them on a schedule to be delivered to Ardelyx within twenty (20) days of the Termination Effective Date.

(iv) Section 14.3(j). In addition to the obligations set forth in Section 14.3(j), within twenty (20) days of the Termination Effective Date, AstraZeneca shall provide Ardelyx with a list and a copy of each Third Party license described in Section 14.3(j) in order to enable Ardelyx to determine the Third Party licenses, if any, with respect to which it will request assignment under Section 14.3(j). If AstraZeneca has not entered into any Third Party licenses described in Section 14.3(j), AstraZeneca shall provide Ardelyx with such written confirmation that no such Third Party licenses have been obtained.

(v) Section 14.3(1). In addition to the obligations set forth in Section 14.3(1) and in order to facilitate Ardelyx’s knowledge of AZ Product Data, AstraZeneca shall, on or before September 30, 2015, provide Ardelyx with (a) copies of the electronic databases upon which the AZ Product Data is stored in such format as may be mutually agreed and acceptable to both Parties (which, with respect to raw data may include the deliver of paper documentation instead of electronic transfer if necessary), and (b) a list of all planned or currently in progress reports that will not be included in the electronic databases upon which the AZ Product Data is stored.

(vi) Section 14.3(m). Section 14.3(m) shall be amended and restated to read in full as follows:

(m) In consideration of the licenses granted under Section 14.3(c) and any other rights granted under the above provisions in this Section 14.3, Ardelyx shall pay to AstraZeneca (i) an upfront payment of fifteen million U.S. dollars (U.S. $15,000,000) within ten (10) days of the Termination Effective Date; (ii) royalty payments, calculated in accordance with Section 9.5 of the License Agreement, but as if all Net Sales by Ardelyx or its Affiliates or licensees in the Territory were Net Sales by AstraZeneca; provided, however, that the applicable royalty rate shall be ten percent (10%), and the royalty reduction provisions set forth in Sections 9.5(e), 9.5(f), 9.5(g) and 9.5(j) shall not apply to the calculations of Royalties, and (iii) twenty percent (20%) of all Partnering Revenue; provided, however, that the total amount to be paid by Ardelyx under subsections (i) through (iii) of this Section 14.3(m) shall not exceed ninety million U.S. dollars (U.S. $90,000,000) in the aggregate. The rights and obligations of provisions of Sections 9.8 through 9.15 shall apply to the Net Sales by Ardelyx and its Affiliates and licensee and the royalties and other payments payable to AstraZeneca mutatis mutandis.

(vii) Section 14.3(p). Section 14.3(p) shall be deleted.

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3.2 Potential Future Joint Research. As of the Termination Effective Date, AstraZeneca has certain ongoing non-clinical experiments regarding the mechanism of action of tenapanor, and AstraZeneca has contemplated conducting certain additional non-clinical experiments with Licensed Compounds (collectively, “AZ Non-Clinical Work”). The AZ Non-Clinical Work that is ongoing as of the Termination Effective Date is described on Exhibit B. Ardelyx agrees that AstraZeneca shall have the right to finalize the AZ Non-Clinical Work described on Exhibit B. AstraZeneca shall not commence any new AZ Non-Clinical Work after the Termination Effective Date without the prior written consent of Ardelyx. Within thirty (30) days following the Termination Effective Date, AstraZeneca shall provide Ardelyx with a summary description of all AZ Non-Clinical Work that AstraZeneca proposes to commence after the Termination Effective Date. Ardelyx shall consider in good faith any request by AstraZeneca to commence new AZ Non-Clinical Work; provided, that, Ardelyx shall have the right to withhold its consent to the commencement of any new AZ Non-Clinical Work in its sole discretion. Any new AZ Non-Clinical Work approved by Ardelyx may be conducted by AstraZeneca at its sole cost and expense. All information, data and results from any AZ Non-Clinical Work shall be treated as AZ Product Data under the Agreement (regardless of when it arises) and subject to the provisions of Section 14.3 of the License Agreement.

AstraZeneca shall promptly disclose and provide to Ardelyx copies of any information, data and results from the AZ Non-Clinical Work.

ARTICLE 4.

MANUFACTURING AND CTM SUPPLY; ADDITIONAL INITIAL

DELIVERABLES

4.1 Manufacture and CTM Supply

(a) AstraZeneca will supply to Ardelyx, and Ardelyx will purchase from AstraZeneca, those quantities of Lead Licensed Product, Lead Licensed Compound and drug substance (the “Clinical Trial Material”, or “CTM”) described in Section 1 of Exhibit A.

(b) The Parties agree and acknowledge that a separate manufacturing and supply agreement (the “MSA”) is required to be entered into between the Parties to further govern the supply obligations undertaken by AstraZeneca hereunder. The Parties shall also enter into a separate Quality Assurance Agreement (the “QAA”) that shall define the manufacturing and supply quality responsibilities of the Parties for the Lead Licensed Compound and the Lead Licensed Product. The QAA shall further include provisions obligating AstraZeneca to report to Ardelyx any regulatory compliance issues with respect to AstraZeneca and/or its suppliers with respect to the Lead Licensed Compound and the Lead Licensed Product, as well as any critical quality non-conformances relating to the Lead Licensed Compound or Lead Licensed Product. The Parties entered into a Master Services Agreement and a Quality Assurance Agreement in connection with Ardelyx’s obligations with respect to the Initial Supply under the License Agreement, and the Parties agree that the MSA and the QAA entered into hereunder in connection with AstraZeneca’s obligations with respect to the CTM shall be in substantially the same form as those previously executed between the Parties, with only such changes as may be necessary to reflect AstraZeneca as the manufacturer and Ardelyx as the purchaser of the CTM. The MSA and QAA shall be executed as promptly as possible following the Termination Effective Date, but no later than thirty (30) days of the Termination Effective Date.

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(c) In consideration of the delivery of the CTM, Ardelyx shall pay AstraZeneca a transfer price equal to the amounts paid by AstraZeneca to a Third Party for the Manufacture of the Licensed Compound utilized by AstraZeneca in the Manufacture of the CTM, plus a fee of ten percent (10%) of such amounts (the “CTM Transfer Price”); provided, however, that the total amount to be paid by Ardelyx for all CTM described in Section 1 of Exhibit A shall not exceed ten million U.S. dollars (U.S. $10,000,000) in the aggregate. Within ten (10) days after the Termination Effective Date, AstraZeneca shall provide Ardelyx with an estimate of the CTM Transfer Price for the CTM described in Section 1 of Exhibit A, and shall also provide Ardelyx with documentation available at that time of the Third Party cost comprising the CTM Transfer Price. Ardelyx shall pay AstraZeneca seventy five percent (75%) of the estimated total CTM Transfer Price within forty-five (45) days after delivery of the CTM in Section 1(a) of Exhibit A. On or before December 1, 2015, AstraZeneca shall provide Ardelyx with documentation of the final CTM Transfer Price. Within forty-five (45) days after delivery of the CTM in Sections 1(b) and (c) of Exhibit A, Ardelyx shall pay AstraZeneca the remaining CTM Transfer Price; provided, however, that should the final CTM Transfer Price exceed the estimated CTM Transfer Price by more than ten percent (10%), Ardelyx shall not be obligated to pay any amounts in excess of such ten percent (10%) increase.

(d) As reimbursement to AstraZeneca for research and development expenses incurred by AstraZeneca under the License Agreement during 2015, and in consideration of the accelerated transfer of the AZ Product Data and INDs and the AstraZeneca resources necessary to manage and execute the delivery of the Initial Deliverables, all in order to facilitate the prompt start-up of Ardelyx planned development activities, Ardelyx shall pay to AstraZeneca ten million U.S dollars (U.S.$10,000,000) within ten (10) days of the Termination Effective Date.

(e) AstraZeneca shall as soon as reasonably practicable provide to Ardelyx, if Ardelyx so requests, all Information and Materials Controlled by AstraZeneca that are necessary or useful to Manufacture Licensed Compounds and Licensed Products. Such transfer shall take place as promptly as possible, but in any event shall be complete not later than July 1, 2015. In the event that Ardelyx elects not to obtain assignment of the Third Party contracts relating to the Manufacture of Licensed Compound, AstraZeneca shall cause its manufacturing contractors, to the extent reasonably possible, to provide to Ardelyx or its designee all reasonable assistance and transfer all Information and Materials Controlled by AstraZeneca that are necessary or useful to Manufacture the Licensed Compounds and the Licensed Products, including without limitation all production and quality control specifications and process and manufacturing technology, for the purpose of allowing Ardelyx or its designee to develop and establish such Manufacturing. Ardelyx shall have the right to disclose all such information to Third Parties for purposes of allowing Ardelyx to assess the feasibility of such Third Parties Manufacturing the Licensed Compounds and the Licensed Products and to allow such Manufacturing.

(f) The provisions of this Article 4 replace Section 8.4 of the License Agreement, which shall be deleted.

4.2 Additional Initial Deliverables. In addition to the delivery of the CTM, AstraZeneca will complete those activities and provide the Information and Materials described on Exhibit A (collectively, with the CTM, the “Initial Deliverables”). AstraZeneca agrees to use Commercially Reasonable Efforts to deliver the Initial Deliverables and perform the activities set forth in Exhibit A in such a manner and within such timelines as are set forth on Exhibit A.

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4.3 Biological Material Storage. AstraZeneca shall, at least during an initial period of three (3) years, store, at its sole cost and expense, any non-clinical and human biological material obtained during the collaboration under the License Agreement. Both Parties shall be able to use the material for analysis, and AstraZeneca shall upon such request make the relevant material available to Ardelyx in a reasonable timeframe. Notwithstanding the above, AstraZeneca agrees that it will not use any biological materials obtained from clinical trial subjects treated with tenapanor for any analysis under this Section 4.3. After the initial storage period of three years, the Parties will discuss whether to continue the storage of the material, and any such continued storage shall require the written consent of both Parties.

ARTICLE 5.

PUBLICATIONS AND PRESS RELEASE

5.1 Publications. AstraZeneca has provided Ardelyx with its proposed publication plan, which is set forth in Exhibit C, and Ardelyx and AstraZeneca agree to discuss the proposed publications in good faith. AstraZeneca agrees that it shall not publish or present any Confidential Information of Ardelyx or any AZ Product Data, other than in accordance with this Section 5.1. In the event that (i) Ardelyx agrees in principal to consent to a publication or presentation described on Exhibit C, (ii) a proposed publication is required by law, (iii) AstraZeneca determines, in good faith, that a proposed publication included in the “Clinical Trial” section on Exhibit C is required under either the Joint Position on the Publication of Clinical Trial Results in the Scientific Literature announced on June 10, 2010 or the Good Publication Practice Guidelines issued by the International Society for Medical Publication Professionals, or (iv) the proposed publication is described on Exhibit C under the title “Real Work Evidence” and the subtitle “CKD US Kaiser,” then AstraZeneca shall have the right to make such publication or presentation, subject to the following. AstraZeneca shall provide Ardelyx with the opportunity to review any such publication or presentation as early as practicable, but at least sixty (60) days prior to its intended submission for publication or presentation. Ardelyx shall respond to AstraZeneca regarding any proposed submission or presentation within thirty (30) days of its receipt from AstraZeneca. With respect to those publications or presentations covered only by subsection (i) above, AstraZeneca agrees not to make any submission for publication or to make such presentation until Ardelyx has provided its written consent, which shall not be unreasonably withheld. With respect to those publications or presentations described in subsection (ii) or subsection (iii) above, Ardelyx shall have the right to review and provide comments and suggestions as to the timing and content of such publication or presentation, but AstraZeneca shall not require Ardelyx’s consent for such publication or presentation. In addition, Ardelyx shall have the right to review, but not to consent to, the publications described in subsection (iv) above. AstraZeneca agrees to consider any comments or suggestions provided by Ardelyx in good faith.

5.2 Press Release. Ardelyx intends to issue a press release regarding the termination of the License Agreement contemplated by this Termination Agreement, and Ardelyx agrees to provide a draft of the press release to AstraZeneca for comment before it is released. Any language in such press release relating to AstraZeneca must be approved by AstraZeneca prior to publication, with such consent not to be unreasonably withheld. For any other comments provided by AstraZeneca, such comments shall be considered in good faith by Ardelyx prior to publication.

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ARTICLE 6.

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations, Warranties and Covenants.

(a) Each of the Parties hereby represents and warrants to the other Party that:

(i) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery, and performance of the Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, Governmental Body, or administrative or other agency having jurisdiction over it;

(ii) it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, currently in effect, necessary for, or in connection with, the transaction contemplated by this Termination Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Termination Agreement and such other agreements (save for Regulatory Approvals, INDs and similar regulatory authorizations that may be necessary for the transfer of Regulatory Development as contemplated hereunder); and

(iii) such Party will at all times and in all material respects comply with all Applicable Laws relating to its activities under this Termination Agreement.

(b) AstraZeneca represents, warrants and covenants as of the Termination Effective Date (or as of such other /additional time as may be explicitly specified below) to Ardelyx that:

(i) AstraZeneca is the sole and exclusive owner of the entire right, title and interest in the Sole Program Know-How developed by, or on behalf of, AstraZeneca under the License Agreement. AstraZeneca has not permitted the Licensed Patents, Licensed Know-How, Sole Program Know-How developed by or on behalf of AstraZeneca, or the Joint Technology, to become subject to any encumbrance, lien or claim of ownership by any Third Party.

(ii) AstraZeneca has not filed any patent applications covering or claiming any Joint Technology or any Sole Program Know-How developed by, or on behalf of AstraZeneca.

(iii) To AstraZeneca’s Knowledge, with the exception of the information provided to Ardelyx in writing prior to the Termination Effective Date regarding the prosecution of U.S. Patent Application Nos 14/421,451 and 14/421,454, the Licensed Patents existing as of the Termination Effective Date are being diligently prosecuted before the respective patent authorities in accordance with Applicable Law. All applicable fees due to patent authorities with respect to the filing and prosecution of the Listed Patents existing as of the Termination Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with Applicable Laws or patent authority rules and regulations).

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(iv) To AstraZeneca’s Knowledge, the manufacture, use, sale, offer for sale or import of the Licensed Compounds or Licensed Products as they exist as of the Termination Effective Date will not infringe or misappropriate the Patents, other IPR or proprietary right of any Third Party.

(v) To AstraZeneca’s Knowledge, the conception, development and reduction to practice of the Joint Technology, Sole Program Know-How, or AZ Background Technology developed by, or on behalf of AstraZeneca existing as of the Termination Effective Date have not constituted or involved the misappropriation of trade secrets or other proprietary rights of any Person.

(vi) AstraZeneca has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the Licensed Patents, Licensed Know-How, Regulatory Documentation, Sole Program Know-How, Joint Technology, the Licensed Compounds or the Licensed Products, in each case existing as of the Termination Effective Date (including by granting any covenant not to sue with respect thereto), except agreements with CROs or CMOs in the ordinary course of business.

(vii) AstraZeneca covenants to Ardelyx that the CTM: (a) shall be manufactured in compliance with Applicable Laws; (b) conform to the applicable Specifications for such Licensed Compound or Licensed Product; (c) not be misbranded within the meaning of the FFDCA; (d) not constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of the FFDCA (21 U.S.C. §355); (e) conform to the certificates of analysis supplied with the shipment of such Licensed Product; and (f) shall be packaged and shipped in accordance with the applicable Specifications therefor in effect at the time of delivery.

ARTICLE 7.

MISCELLANEOUS

7.1 Counterparts. This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.2 Entire Agreement. This Termination Agreement, together with the surviving provisions of the License Agreement, as expressly modified by this Termination Agreement, along with all exhibits attached hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties with respect to the AZ Triggered Termination of the License Agreement. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth in this Termination Agreement and the surviving provisions of the License Agreement, as expressly modified by this Termination Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

7.3 Assignment; Performance of Affiliates. The provisions of Section 17.1 of the License Agreement shall govern the assignment or performance by Affiliates of this Termination Agreement.

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[SIGNATURE PAGE FOLLOWS]

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In Witness Whereof, the Parties have executed this Termination Agreement in duplicate originals by their proper officers as of the date first written above.

Ardelyx, Inc.		AstraZeneca AB (publ)

By:	/s/ Michael Raab	By:	/s/ Mats Berglund

Title: CEO		Title: Vice President

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EXHIBIT A

INITIAL DELIVERABLES

1.	Clinical Trial Material

a. AstraZeneca shall complete the production of 360,000/50 mg tenapanor tablets and 420,000 placebo tablets and shall deliver all tablets to Ardelyx, or its designee on or before July 30,2015. The delivery of the tablets will be accompanied by delivery to Ardelyx or its designee of fully executed BSE/TSE statements and a list of any significant deviations. In addition, on or before August 31,2015, AstraZeneca shall deliver a draft of the Certificates of Analysis and a draft of the Certificates of Compliance for the tablets, and on or before September 30, 2015, AstraZeneca shall deliver the final Certificates of Analysis and the final Certificates of Compliance.

b. AstraZeneca shall complete the production of 240,000/50 mg tenapanor tablets and shall deliver all tablets to Ardelyx, or its designee on or before December 15,2015. The delivery of the tablets will be accompanied by delivery to Ardelyx or its designee of fully executed Certificates of Analysis; Certificates of Compliance, BSE/TSE statements and a list of any significant deviations.

c. AstraZeneca shall release to Ardelyx all remaining drug substance by November 30,2015, including any additional drug substance being stored at Irix. Campaign 4b is still in progress: the anticipated total of drug substance will be approximately 170 kg which will include 17 kg of campaign 4a. 65 kg of tenapanor free base will also be released to Ardelyx by November 30, 2015.

d. Within fifteen (15) business days of the Termination Effective Date, AstraZeneca shall provide Ardelyx with a written description of all Licensed Product and Licensed Compound that AstraZeneca holds in inventory (exclusive of the Licensed Product that is allocated for the tablet runs described in (a) and (b) above). Within thirty (30) days of receipt of such written description, Ardelyx shall provide AstraZeneca with written instructions regarding the shipment of any such inventory of Licensed Product or Licensed Compound to Ardelyx or its designee, and AstraZeneca shall ship any inventory requested by Ardelyx to Ardelyx or its designee for arrival on the date requested by Ardelyx. Any such shipment shall be accompanied by delivery to Ardelyx or its designee of fully executed Certificates of Analysis; Certificates of Compliance and BSE/TSE statements.

2.	Additional CMC Commitments

a. On or before June 30, 2015, AstraZeneca shall deliver to Ardelyx a draft of each drug product analytical method and a draft of the validation data for each method. On or before September 30, 2015, AstraZeneca shall deliver each final drug product analytical method and the final validation report for each analytical method.

b. AstraZeneca shall transfer to Ardelyx the ongoing stability studies for the Phase 2b ESRD-Pi tablets by December 15, 2015.

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c. On or before July 1, 2015, AstraZeneca shall provide Ardelyx with the following:

i. All available information and data required by Ardelyx to complete the revised CMC section of the GI IND

ii. Drug Substance batch analysis tables that includes DS-9 and C4a

iii. Drug Product batch analysis tables

d. Within twenty (20) days of receipt of the first draft of the Phase 3 IND, AstraZeneca shall provide Ardelyx with its written comments and suggestions on the CMC sections.

e. AstraZeneca shall:

i. provide Ardelyx with a draft of the data generated in connection with the studies to determine the dissolution of the Phase 2b vs. Phase 3 tablets in HC1, buffer pH 4, FeSSIF and FaSSIF by August 31, 2015;

ii. provide Ardelyx with a final report of each study to determine the dissolution of the Phase 2b vs. Phase 3 tablets in HC1 buffer pH 4, FeSSIF and FaSSIF by September 30, 2015

iii. provide the results of the TIM1 gastrointestinal model with the Phase 2b and Phase 3 tablets by September 30, 2015.

3.	Clinical and Regulatory Commitments

a. On or before July 1, 2015, AstraZeneca shall deliver to Ardelyx the following information regarding Ml:

i. Report of study of pIC50 against ratNHE3 (BS001370-01)

ii. SAR non-regulatory data

iii. Ml supply and synthesis process iv. Synthesis and characterization of Ml and other named impurities (Report and CofA to be delivered)

b. On or before July 1, 2015, AstraZeneca shall deliver to Ardelyx the following:

i. All clinical study reports, including, without limitation, the final clinical study report for D5613C00001

ii. Draft EU Application for Agreement of a Pediatric Investigation Plan for Tenapanor dated 18 Nov 2014 (i.e main text Sections B through E that includes all relevant information regarding treatment of hyperphosphataemia in pediatric patients with CKD on dialysis or not on dialysis that AstraZeneca has compiled).

c. On or before September 1, 2015, AstraZeneca shall:

i. Deliver to Ardelyx reports for all M-l studies that are listed as ongoing or reporting on the attached Schedule A-l, and completed reports from any other M-l non-clinical studies not listed on Schedule A-l

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ii. Complete the transfer of IND 120566 to Ardelyx

iii. Validated bioanalytical methods for Ml in mouse, dog, and human; and reports containing analysis of plasma samples analyzed with such bioanalytical methods.

d. On or before June 15, 2015, AstraZeneca shall (i) provide Ardelyx with an overview of the work completed by Covance with respect to M-l studies and the validated bioanalytical methods, and (ii) make introductions to Ardelyx to the project manager at Covance responsible for the M-l studies and the bioanalytical methods, and shall execute such additional documentation as may be reasonably necessary to authorize Covance to conduct additional sample analysis for Ardelyx and to permit Ardelyx to access all of the M-l data generated for AstraZeneca prior to such date.

e. AstraZeneca and Ardelyx shall discuss in good faith and agree upon the format in which AstraZeneca shall deliver to Ardelyx the global safety database for tenapanor, and such database will be delivered to Ardelyx in the agreed upon format by September 1, 2015. In the event that by June 30,2015, the Parties have not agreed upon the format for delivery, AstraZeneca shall deliver the global safety database to Ardelyx in Excel format by September 1, 2015.

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SCHEDULE A-1

Study Report No.	Study Title	Conducting Laboratory	Species, Strain (group size)	Dose, Route, Duration	GLP	Key Findings
PHARMACOLOGY

TBA (reporting) BS001370-01	Assessment the IC50 values of Ml in the rat NHE3 stably expressed OK cell lines	AstraZeneca	NA	In vitro	no	Ml is not active against NHE3 at the concentrations achieved in plasma and lacks substantial inhibitory activity against NHE3 in cell-based assays of NHE3 activity

TBA (reporting) 3534SV	Selectivity Screening in Radioligand Binding, Enzyme Activity and Functional Assays in vitro	Cerep, Le Bois l’Evéque, B.P. 30001, 86600 Celle l’Evescault, France	NA	In vitro	no	No interactions at clinically relevant concentrations

DMPK

ADME-AZS-Wave3-150413 (ongoing)	BCRP inhibition	Pharmaron	NA	In vitro	no	TBD

ADME-AZS-Wave3-150412 (ongoing)	Pgp inhibition	Pharmaron	NA	In vitro	no	TBD

ADME-AZS-Wave3-150323 (ongoing)	CYP inhibition panel 1	Pharmaron	NA	In vitro	no	TBD

ADME-AZS-Wave3-150331 (ongoing)	Human B/P ratio	Pharmaron	NA	In vitro	no	TBD

ADME-AZS-Wave3-150415 (ongoing)	OATP1B1 Inhibition	Pharmaron	NA	In vitro	no	TBD

ADME-AZS-Wave3-150527 (ongoing)	CYP isoform ID	Pharmaron	NA	In vitro	no	TBD

ADME-AZS-Wave3-150417 (ongoing)	CYP inhibition panel 2	Pharmaron	NA	In vitro	no	TBD

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Study Report No.	Study Title	Conducting Laboratory	Species, Strain (group size)	Dose, Route, Duration	GLP	Key Findings
ADME-AZS- Wave4-150318 (ongoing)	PPB	Pharmaron	NA	In vitro	no	TBD

Study Report No.	Study Title	Conducting Laboratory	Species, Strain (group size)	Dose, Route, Duration	GLP	Key Findings

15ASTRUKP1S4 (ongoing)	OATP1B3, OAT1, OAT3, MATE1, MATE2K and OCT2	Absorption System	NA	In vitro	no	TBD

TOXICOLOGY

3521BV (AME00031) (reporting)	AZ13792925: Genetic Toxicity Evaluation using a Bacterial Reverse Mutation Test	Gentronix	Salmonella typhimurium LT2 strains TA1535, TA1537, TA98 and TA100, and Escherichia coli WP2 strain uvrA/pKM101	In vitro	no	negative

3521BV (8321467) (ongoing)	AZ13792925: Genetic Toxicity Evaluation Using the Bacterial Reverse Mutation Test in Salmonella typhimurium TA1535, TA100, TA1537 and TA98 and Escherichia coli WP2 uvrA pKM101	Covance	Salmonella typhimurium TA1535, TA100, TA1537 and TA98 and Escherichia coli WP2 uvrA pKM101	In vitro	yes	TBD

3522QV (8321468) (ongoing)	AZ 13792925: In Vitro L5178Y Mouse Lymphoma Cell Micronucleus Assay	Covance	L5178Y tk +/- (3.7.2C) mouse lymphoma cells	In vitro	yes	TBD

TBA (reporting)	Zebrafish	AstraZeneca	WIK	Compounds were assessed at a set, binary concentration range, between 0.1 to 100 jliM (0.1,1, 10, 100 \iM).	no	Non-teratogenic

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Study Report No.	Study Title	Conducting Laboratory	Species, Strain (group size)	Dose, Route, Duration	GLP	Key Findings
0333DB (20069732) (reporting)	AZD1722: Oral Dose Range-Finding Toxicity Study in the Non-Pregnant Rabbit	Charles River, Horsham, PA, USA	New Zealand white [Crl :KBL(NZ W)]	0 & 45 mg/kg/day, PO, 14 days	no	Ml detected in plasma

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EXHIBIT B

Ongoing AZ Non-Clinical Work

Ongoing/to be completed pre-clinical studies

These studies have or will have shortly completed in-life phase.

Ongoing work typically refers to sample analysis.

1)	Rat dose response study of tenapanor on varying phosphate diets with expression analysis in GI and kidney tissues.

2)	Rat dose response expression study on standard diet (study to generate replicate data of (1) to support publication].

3)	Rat time course expression study looking at short term effects (2,3 and 4 days) and long term effects (4, 7 and 14 days +/- washout).

4)	Rat salt diet study with extended diet adaption with expression analysis.

5)	Rat phosphate diet study looking at expression changes in GI tract (in-life phase ending July 3rd)

6)	33P absorption following acute/chronic +/- washout tenapanor treatments on different phosphate and sodium diets (some of these not yet performed, planned within the next 6 weeks)

7)	33P absorption changes with tenapanor in combination with other intestinal transport inhibitors.

8)	Expression and biomarker analysis in CV rat study.

Contract research studies still on-going

1)	Ursula Seidler; completion of studies on intestinal fluid, sodium, phosphate, bicarbonate and electrogenic effects of tenapanor in wild-type and NHE3 KO mice.

2)	Joanne Marks; Rat isolated loop studies following acute/chronic dosing +/- PFA to study phosphate transport.

3)	Carsten Wagner; Effect of tenapanor on phosphate absorption in BBMV’s from rat in different intestinal regions.

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EXHIBIT C

Publication Plan

Pre Clinical

Mode of Action	Manuscript and potential abstracts	AstraZeneca	AZ data, study BS- 001370-02

NHE3 expression in dog	Manuscript and potential abstract	AstraZeneca	AZ data, study BS- 001370-03

Tenapanor is Vascular Protective in a Rat Model of CKD	ASN 2015 abstract, manuscript	AstraZeneca	AZ data, study PBI- 15-009

Tenapanors efficacy in rat is sensitive to dietary salt intake	ASN 2015 abstract (potential manuscript)	AstraZeneca	AZ data, study PBI- 14-055

Combination of tenapanor and eplerenone on UACR	Manuscript and potential abstract	AstraZeneca	AZ data, studies 14- 024-014 and 14-024-016

Salt accumulation in the skin of rats and effects of tenapanor	Manuscript and potential abstract	AstraZeneca	AZ data

Current Opinion Sodium Review	Review manuscript	Ardelyx/AstraZeneca	PO btw Ardelyx and OXP, 50% to be x- charged to AZ Ms already submitted

MIST (metabolite safety data)	Abstract and manuscript	AstraZeneca	AZ studies, 322009, D5613C00003, BS001370-01, BS000381-38, BS000381-39 and D5611C00007

Clinical

ESRD Fluid 2a	Manuscript	AstraZeneca	D5611C00001, near final ms

DDI Sevelamer	Manuscript	AstraZeneca	D5611C00006, near final ms

JSMAD	Manuscript	AstraZeneca	D5611C00005, near final ms

Food-effect	ASN 2015 abstract and manuscript	AstraZeneca	D5611C00003, pub dev ongoing

DDI midazolam	ASN 2015 abstract and manuscript	AstraZeneca	D5613C00003, pub dev ongoing

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DDI cefadroxil	ASN 2015 abstract and manuscript	AstraZeneca	D5613C00004, pub dev ongoing

hADME	ASN 2015 abstract and manuscript	AstraZeneca	D5611C00007, pub dev ongoing

ESRD phosphate phase 2b	ASN 2015 abstract and manuscript	AstraZeneca	D5613C00001, pub dev ongoing

Phosphate 2b dose modelling	Manuscript and potential abstract	AstraZeneca	D5613C00001, pubs to be started

CKD phase 2a	ASN 2015 abstract and manuscript	AstraZeneca	D5610C00001, abstract started manuscript to be started

Genetics (preclin/clinical/epi)	Manuscript and potential abstracts	AstraZeneca	AZdata Pubs to be started

Real-World Evidence

CKD US Kaiser	Manuscript x 2	AstraZeneca	In original contract btw Ardelyx and Kaiser

CKD US Kaiser	Manuscript x 1-2 and potential abstract	AstraZeneca	New contract btw AZ and Kaiser (additional work from above study)

Patient Interviews ESRD (from Fluid 2a study)	Manuscript	AstraZeneca	Manuscript is submitted (from D5611C00001)